WHITE MOUNTAIN ADMINISTRATIVE UPDATE

VANCOUVER, British Columbia, January 25, 2008 - White Mountain Titanium Corporation (White Mountain or the Company) (OTC BB:WMTM.OB -
News) is incorporated in the United States, with its registered office in Carson City, Nevada and its records office in South Jordan, Utah. White Mountain has two administrative offices outside of the United States, one in Vancouver, British Columbia and the other in Santiago, Chile. The Company is a reporting issuer in the United States and makes its regulatory filings with the United States Securities and Exchange Commission. The Company's shares are quoted for trading in the United States on the Over the Counter Bulletin Board (OTC BB) and management's stated intent is to move the listing to a senior North American exchange as soon as practicable.

The Company's Vancouver office has received a Cease Trade Order in British Columbia (the Order) from the British Columbia Securities Commission (the BCSC) dated January 16, 2008. As White Mountain is not a reporting issuer in Canada and its shares do not trade on any Canadian exchange, management has instructed the Company's Canadian legal counsel to contact the BCSC to discuss the Order and prepare an appropriate response. We understand from counsel that the basis of the Order is that on May 22, 2007 the Company announced an internally prepared mineral resource estimate on its Cerro Blanco titanium project (the Project) in Chile without filing a technical report in compliance with Canadian Securities Administrator's National Instrument 43-101 (NI 43-101) within 45 days of the announcement. NI 43-101 applies to issuers with a significant connection to Canada and requires disclosure with regard to resources to be supported by a technical report prepared in a prescribed manner.

With respect to providing investors with an independent resource estimate and in deference to proposed new provincial legislation, BC Instrument 51-509, which if enacted would require OTCBB listed issuers with a significant connection to British Columbia to file with the BCSC as if they were fully reporting in the province, the Company has engaged the independent, qualified person (the QP) who authored a previous NI 43-101 report on the Project in 2005 to prepare an update of the report including his own estimate of current resources. The QP expects to complete the updated report on or about February 25, 2008 and upon receipt of the updated report, the Company intends to file a copy with the BCSC.

About White Mountain Titanium Corporation
The Company holds mining concessions on the Cerro Blanco property consisting of nine fully constituted exploitation mining concessions and twenty-seven exploitation mining concessions in the process of being constituted, over approximately 8,883 hectares located approximately 39 kilometres west of the City of Vallenar in the Atacama, or Region III, geographic region of northern Chile. The Company's principal objectives are to advance the Cerro Blanco project towards a final engineering feasibility, and to secure off-take contracts for the planned rutile concentrate output. It would be the intention to sell the rutile concentrate to paint and pigment producers. Work also continues to investigate the commercial viability of producing a feldspar co-product. The feldspar could find applications in the glass and ceramics industries.

The OTC BB has not reviewed or does not accept responsibility for the adequacy or accuracy of this release. This news release may contain forward- looking statements including but not limited to comments regarding the timing and content of upcoming work programs, geological interpretations, receipt of property titles, potential mineral recovery processes, etc. Forward-looking statements address future events and conditions and, therefore, involve inherent risks and uncertainties. Actual results may differ materially from those currently anticipated in such statements.

Cautionary Note to U.S. Investors-The United States Securities and Exchange Commission permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We use certain terms in this press release and on our website, such as "reserves,""resources," "geologic resources," "proven," "probable," "measured," "indicated," and "inferred," that the SEC guidelines strictly prohibit us from including in our filing with the SEC. U.S. investors are urged to consider closely the disclosure in our Form SB-2, File No. 333-129347. You can review and obtain copies of these filings from the SEC's website at http://www.sec.gov/edgar.shtml.

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Contact:
          White Mountain Titanium Corporation
          Michael Kurtanjek, President
            562-231-5780
          Brian Flower, Chairman
            604-408-2333